Exhibit 99.1

FOR IMMEDIATE RELEASE
DICK'S Sporting Goods Reports Record Quarterly Sales and Earnings in Second Quarter 2020; Delivers 20.7% Increase in Same Store Sales

•Second quarter 2020 earnings per diluted share of $3.12 and non-GAAP earnings per diluted share of $3.21, increased 148% and 155%, respectively, versus $1.26 per diluted share in the prior year
•eCommerce sales increased 194% during the second quarter of 2020, including Curbside Contactless Pickup, as compared to the second quarter of 2019
•Company is in a strong financial position, ending the quarter with cash and cash equivalents of $1.1 billion and no outstanding borrowings on its $1.855 billion revolving credit facility
•Through the first three weeks of the third quarter of 2020, the Company's consolidated same store sales increased 11%

PITTSBURGH, August 26, 2020 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the second quarter ended August 1, 2020.

Second Quarter Results

The Company reported consolidated net income for the second quarter ended August 1, 2020 of $276.8 million, or $3.12 per diluted share. As a result of actions taken to prioritize the health and well-being of its teammates and athletes, the Company incurred approximately $42 million of incremental teammate compensation and safety costs during the current quarter. This was partially offset by the recovery of $28 million of inventory write-downs recorded in the first quarter due to the Company's strong second quarter sales. The net impact of these items resulted in approximately $14 million of pre-tax expenses, or $0.12 per diluted share, during the current quarter. The Company reported consolidated net income for the second quarter ended August 3, 2019 of $112.5 million, or $1.26 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the second quarter ended August 1, 2020 of $281.7 million, or $3.21 per diluted share. Second quarter 2020 non-GAAP results exclude non-cash amortization of the debt discount associated with the Company's convertible senior notes, as well as the share impact of the convertible note hedge purchased by the Company, which is antidilutive for GAAP purposes. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the second quarter of 2020 increased 20.1% to approximately $2.71 billion. Consolidated same store sales increased 20.7%, even with approximately 15% of the Company's stores closed on average. eCommerce sales increased 194%, including Curbside Contactless Pickup. eCommerce penetration for the second quarter of 2020 was approximately 30% of total net sales, compared to approximately 12% during the second quarter of 2019. Second quarter 2019 consolidated same store sales increased 3.2%.

“We had an exceptionally strong Q2 in which we delivered our highest ever quarterly sales and earnings. These results are a testament to the hard work and dedication of our teammates, who reacted quickly to favorable shifts in consumer demand throughout the quarter,” said Edward W. Stack, Chairman and Chief Executive Officer. “During this pandemic, the importance of health and fitness has accelerated and participation in socially distant, outdoor activities has increased. There has also been a greater shift toward athletic and active lifestyle product with people spending more time working and exercising at home. The majority of our assortment sits squarely at the center of these trends, and while mindful of the uncertainty in the current environment, we are in a great lane right now.”

Lauren R. Hobart, President, added, “Our Q2 comps were supported by increases in both average ticket and transactions, as well as growth across each of our three primary categories of hardlines, apparel and footwear. By the end of June, we re-opened 100% of our stores to the public, while continuing to prioritize the health and well-being of our teammates and athletes. As our stores re-opened, we saw the power of our industry-leading omni-channel platform. We delivered positive double-digit brick-and-mortar store comps during both June and July, and our eCommerce sales remained very strong, increasing nearly 200% for the quarter. In recognition of our hourly store and distribution center teammates' efforts, which helped make these results possible, we recently announced the 15% pay premium will be extended through the end of the year.”
Mr. Stack concluded, "The favorable shifts in consumer demand that drove our strong comps during Q2 have continued into Q3 but have been partially offset by softness across key back-to-school categories because of the uncertain timing of a return to school and fall team sports. Taken together, through the first three weeks of Q3, our consolidated comp sales have increased 11%, which demonstrates the strength of our diverse category portfolio."

Balance Sheet

The Company ended the second quarter of 2020 with $1.1 billion in cash and cash equivalents and no outstanding borrowings under its $1.855 billion revolving credit facility, repaying the $1.4 billion of borrowings that were outstanding at the end of the first quarter. In April, the Company issued $575 million aggregate principal amount of 3.25% Convertible Senior Notes, which added over $500 million of net proceeds to its cash position.

Total inventory decreased 12.2% at the end of the second quarter of 2020 as compared to the end of the second quarter of 2019.

Year-to-Date Results

The Company reported consolidated net income for the 26 weeks ended August 1, 2020 of $133.4 million, or $1.53 per diluted share. As a result of actions taken to prioritize the health and well-being of its teammates and athletes, the Company incurred approximately $76 million, or $0.65 per diluted share, of incremental teammate compensation and safety costs during the 26 weeks ended August 1, 2020. For the 26 weeks ended August 3, 2019, the Company reported consolidated net income of $170.1 million, or $1.85 per diluted share.
On a non-GAAP basis, the Company reported consolidated net income for the 26 weeks ended August 1, 2020 of $139.1 million, or $1.60 per diluted share, which excludes non-cash amortization of the debt discount associated with the Company's convertible senior notes, as well as the share impact of the convertible note hedge purchased by the Company, which is antidilutive for GAAP purposes. For the 26 weeks ended August 3, 2019, the Company reported consolidated net income of $171.0 million, or $1.86 per diluted share, excluding a non-cash asset impairment and the favorable settlement of a litigation contingency. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."
Net sales for the 26 weeks ended August 1, 2020 decreased 3.2% to approximately $4.05 billion. Despite temporary store closures during March, April and May to help prevent the spread of COVID-19, consolidated same store sales decreased only 2.3%. eCommerce sales increased 154%, including Curbside Contactless Pickup. eCommerce penetration for the 26 weeks ended August 1, 2020 was approximately 33% of total net sales, compared to approximately 12% during the 26 weeks ended August 3, 2019. Consolidated same store sales increased 1.7% for the 26 weeks ended August 3, 2019.

Capital Allocation

On June 10, 2020, the Company reinstated its dividend program, declaring a dividend of $0.3125 per share on its Common Stock and Class B Common Stock. The dividend was paid on June 30, 2020.
On August 21, 2020, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.3125 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on September 25, 2020 to stockholders of record at the close of business on September 11, 2020.
During the second quarter of 2020, the Company did not repurchase shares of its common stock. The Company may resume opportunistic share repurchases under its existing authorizations of $1.0 billion.

Full Year 2020 Outlook

As previously announced on March 19, 2020, the Company withdrew its fiscal 2020 outlook. The Company is not providing an updated outlook at this time.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the second quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management believes that excluding non-cash debt discount amortization and the diluted shares from its convertible senior notes is useful to investors because it provides a more complete view of the economics of the transaction and the offsetting share benefit received from the convertible note hedge. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Fiscal 2020 Consolidated Same Store Sales

Consolidated same store sales include stores that were temporarily closed as a result of COVID-19. The method of calculating consolidated same store sales varies across the retail industry, including the treatment of temporary store closures as a result of COVID-19. Accordingly, our method of calculating this metric may not be the same as other retailers’ methods. For additional information on consolidated same store sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, liquidity, and share repurchases and dividends.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the impact on our business, operations and financial results due to the duration and scope of the COVID-19 pandemic, including whether there is a second wave or periods of increases in the number of COVID-19 cases in areas in which we operate, and the restrictions imposed by federal, state, and local governments in response to the pandemic; changes in consumer discretionary spending, including those caused by COVID-19; store closures and other impacts to our business resulting from civil disturbances; investments in omni-channel growth not producing the anticipated benefits within the expected time-frame or at all; risks relating to private brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount devoted to strategic investments and the timing and success of those investments; the results of the strategic review of the hunt business, including Field & Stream; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online, including changes caused by COVID-19; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; factors affecting vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars, including disruptions and cancellations due to COVID-19; weather-related disruptions and seasonality of the Company's business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 20, 2020 and our Quarterly Report filed with the SEC on June 3, 2020. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of August 1, 2020, the Company operated 726 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications and live scorekeeping. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Senior Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400
Media Relations:
(724) 273-5552 or press@dcsg.com
Category: Financial
###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	August 1, 2020	% of Sales(2)	August 3, 2019	% of Sales(2)

Net sales	$2,713,372	100.00%	$2,259,212	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	1,776,497	65.47	1,582,141	70.03

GROSS PROFIT	936,875	34.53	677,071	29.97

Selling, general and administrative expenses	543,033	20.01	521,072	23.06
Pre-opening expenses	2,485	0.09	996	0.04

INCOME FROM OPERATIONS	391,357	14.42	155,003	6.86

Interest expense	14,682	0.54	5,550	0.25
Other income	(14,508)	(0.53)	(1,582)	(0.07)

INCOME BEFORE INCOME TAXES	391,183	14.42	151,035	6.69

Provision for income taxes	114,340	4.21	38,501	1.70

NET INCOME	$276,843	10.20%	$112,534	4.98%

EARNINGS PER COMMON SHARE:
Basic	$3.29		$1.28
Diluted	$3.12		$1.26

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	84,130		88,080
Diluted	88,826		89,400

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	26 Weeks Ended
	August 1, 2020	% of Sales(2)	August 3, 2019	% of Sales

Net sales	$4,046,600	100.00%	$4,179,889	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	2,890,397	71.43	2,939,009	70.31

GROSS PROFIT	1,156,203	28.57	1,240,880	29.69

Selling, general and administrative expenses	946,254	23.38	1,008,230	24.12
Pre-opening expenses	4,765	0.12	1,574	0.04

INCOME FROM OPERATIONS	205,184	5.07	231,076	5.53

Interest expense	22,727	0.56	8,631	0.21
Other income	(986)	(0.02)	(8,320)	(0.20)

INCOME BEFORE INCOME TAXES	183,443	4.53	230,765	5.52

Provision for income taxes	50,022	1.24	60,706	1.45

NET INCOME	$133,421	3.30%	$170,059	4.07%

EARNINGS PER COMMON SHARE:
Basic	$1.59		$1.88
Diluted	$1.53		$1.85

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	83,932		90,483
Diluted	87,360		91,894

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands)

	August 1, 2020	August 3, 2019	February 1, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,061,141	$116,733	$69,334
Accounts receivable, net	74,790	64,096	53,173
Income taxes receivable	7,223	4,389	5,762
Inventories, net	1,875,152	2,136,797	2,202,275
Prepaid expenses and other current assets	74,946	144,002	79,472
Total current assets	3,093,252	2,466,017	2,410,016

Property and equipment, net	1,348,059	1,479,855	1,415,728
Operating lease assets	2,213,158	2,454,929	2,313,846
Intangible assets, net	92,584	127,079	94,768
Goodwill	245,857	250,476	245,857
Deferred income taxes	21,538	14,600	14,412
Other	138,121	122,259	133,933
TOTAL ASSETS	$7,152,569	$6,915,215	$6,628,560

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,094,258	$906,721	$1,001,589
Accrued expenses	462,284	391,555	415,501
Operating lease liabilities	474,769	410,477	422,970
Income taxes payable	55,901	21,490	10,455
Deferred revenue and other liabilities	196,165	195,148	225,959
Total current liabilities	2,283,377	1,925,391	2,076,474
LONG-TERM LIABILITIES:
Revolving credit borrowings	—	441,500	224,100
Convertible senior notes due 2025	404,573	—	—
Long-term operating lease liabilities	2,373,173	2,604,897	2,453,346
Deferred income taxes	—	5,926	9,187
Other long-term liabilities	161,150	172,415	133,855
Total long-term liabilities	2,938,896	3,224,738	2,820,488
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	601	623	593
Class B common stock	241	245	243
Additional paid-in capital	1,373,426	1,231,325	1,253,867
Retained earnings	2,724,424	2,565,700	2,645,281
Accumulated other comprehensive loss	(130)	(122)	(120)
Treasury stock, at cost	(2,168,266)	(2,032,685)	(2,168,266)
Total stockholders' equity	1,930,296	1,765,086	1,731,598
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,152,569	$6,915,215	$6,628,560

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	26 Weeks Ended
	August 1, 2020	August 3, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$133,421	$170,059
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and other	162,755	157,410
Amortization of convertible notes discount and issuance costs	7,662	—
Non-cash lease costs	28,395	(28,699)
Deferred income taxes	(16,313)	(4,609)
Stock-based compensation	17,449	23,082
Changes in assets and liabilities:
Accounts receivable	(8,402)	(26,859)
Inventories	327,123	(312,101)
Prepaid expenses and other assets	7,026	(5,169)
Accounts payable	103,379	(10,550)
Accrued expenses	48,497	17,909
Income taxes payable / receivable	43,985	3,094
Deferred construction allowances	30,850	21,961
Deferred revenue and other liabilities	(9,120)	(32,752)
Net cash provided by (used in) operating activities	876,707	(27,224)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(94,256)	(110,992)
Deposits and purchases of other assets	—	(1,000)
Net cash used in investing activities	(94,256)	(111,992)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	1,291,700	1,185,850
Revolving credit repayments	(1,515,800)	(744,350)
Proceeds from issuance of convertible notes	575,000	—
Payments for purchase of bond hedges	(161,057)	—
Proceeds from issuance of warrants	105,225	—
Transaction costs paid in connection with convertible notes issuance	(17,396)	—
Payments on other long-term debt and finance lease obligations	(403)	(2,644)
Proceeds from exercise of stock options	939	273
Minimum tax withholding requirements	(3,684)	(6,312)
Cash paid for treasury stock	—	(266,624)
Cash dividends paid to stockholders	(54,448)	(51,258)
(Decrease) increase in bank overdraft	(10,710)	27,363
Net cash provided by financing activities	209,366	142,298
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(10)	(2)
NET INCREASE IN CASH AND CASH EQUIVALENTS	991,807	3,080
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	69,334	113,653
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,061,141	$116,733

Store Count and Square Footage

The stores that opened during the second quarter of 2020 are as follows:

Store	Market	Concept
Plainville, CT	Hartford	Outlet Store
Hagerstown, MD	Hagerstown	Outlet Store
Franklin Mills, PA	Philadelphia	Outlet Store

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2020			Fiscal 2019
	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total
Beginning stores	726	124	850	729	130	859
Q1 New stores	1	2	3	—	1	1
Q2 New stores	—	3	3	2	2	4
Closed stores	1	3	4	4	—	4
Ending stores	726	126	852	727	133	860

Relocated stores	3	1	4	1	—	1

Square Footage:
(in millions)

	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total (2)
Q1 2019	38.6	3.7	42.2
Q2 2019	38.6	3.7	42.3
Q3 2019	38.8	3.4	42.2
Q4 2019	38.5	3.4	41.8
Q1 2020	38.4	3.4	41.8
Q2 2020	38.4	3.5	41.9

(1) Includes the Company's Golf Galaxy and Field & Stream stores, as well as the Company's outlet and clearance stores. In some markets the Company operates DICK'S Sporting Goods stores adjacent to its specialty concept stores on the same property with a pass-through for customers. The Company refers to this format as a "combo store" and includes combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of August 1, 2020, the Company operated 26 combo stores.

(2)  Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS - UNAUDITED
(in thousands, except per share amounts)

Non-GAAP Net Income and Earnings Per Share Reconciliations

	13 Weeks Ended August 1, 2020

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$391,357	$14,682	$391,183	$276,843	88,826	$3.12
% of Net Sales	14.42%	0.54%	14.42%	10.20%
Convertible senior notes (1)	—	(6,568)	6,568	4,860	(1,119)
Non-GAAP Basis	$391,357	$8,114	$397,751	$281,703	87,707	$3.21
% of Net Sales	14.42%	0.30%	14.66%	10.38%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.
(2)The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

	26 Weeks Ended August 1, 2020

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$205,184	$22,727	$183,443	$133,421	87,360	$1.53
% of Net Sales	5.07%	0.56%	4.53%	3.30%
Convertible senior notes (1)	—	(7,662)	7,662	5,670	(560)
Non-GAAP Basis	$205,184	$15,065	$191,105	$139,091	86,800	$1.60
% of Net Sales	5.07%	0.37%	4.72%	3.44%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company. This amount includes $1.1 million of amortization recognized in the fiscal quarter ended May 2, 2020.
(2)The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

	26 Weeks Ended August 3, 2019

	Selling, general and administrative expenses	Income before income taxes	Net income (3)	Earnings per diluted share
GAAP Basis	$1,008,230	$230,765	$170,059	$1.85
% of Net Sales	24.12%	5.52%	4.07%
Non-cash asset impairment (1)	(7,623)	7,623	5,641
Litigation contingency settlement (2)	6,411	(6,411)	(4,744)
Non-GAAP Basis	$1,007,018	$231,977	$170,956	$1.86
% of Net Sales	24.09%	5.55%	4.09%

(1)Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.
(2)Favorable settlement of a previously accrued litigation contingency.
(3)The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	26 Weeks Ended
	August 1, 2020	August 3, 2019
Gross capital expenditures	$(94,256)	$(110,992)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	30,850	21,961
Construction allowance receipts	—	—
Net capital expenditures	$(63,406)	$(89,031)